EXHIBIT 3.1

CERTIFICATE OF ELIMINATION

OF

NEW PREFERRED STOCK

OF

FIRSTCITY FINANCIAL CORPORATION

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

FirstCity Financial Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST:  That on March 15, 2011, the Board of Directors of the Company duly adopted the following resolutions setting forth the proposed elimination of the Company’s New Preferred Stock, par value $0.01 per share (the “Preferred Stock”) as set forth herein:

RESOLVED, that the proper officers of the Company be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Company, to execute, acknowledge and file, in accordance with the provisions of the General Corporation Law of the State of Delaware, a certificate of elimination setting forth that none of the existing Preferred Stock is outstanding, and that, as of the effective time of such certificate, none will be outstanding or be issued pursuant to the Certificate of Designations of the Preferred Stock of the Company governing such series, previously filed by the Company with the Secretary of State of the State of Delaware on August 4, 1997.

SECOND:  That the Certificate of Designations establishing 2,000,000 shares of the above Preferred Stock was filed in the office of the Secretary of State of Delaware on August 4, 1997.  None of the authorized shares of the Preferred Stock are outstanding and none will be outstanding or be issued subject to such Certificate of Designations.

THIRD:  That in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Amended and Restated Certificate of Incorporation is hereby amended to eliminate all reference to the Preferred Stock.

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be executed by its duly authorized officer on this 18th day of May, 2011.

FIRSTCITY FINANCIAL CORPORATION

By:	/s/ James T. Sartain
James T. Sartain
President, Chief Executive Officer